Exhibit 4.9

Novation Agreement

THIS AGREEMENT is made on 28th April 2023 between:

(1)	V.Ships Limited, of Cyprus, with registered offices at Zina Kanther 16-18, Agia Triada, 3035 Limassol, Cyprus (the “Managers”);

(2)	Traders Maritime Co., of the Republic of the Marshall Islands, with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the “Owners”); and

(3)	V.Ships Greece Ltd., of Bermuda, with registered offices at 3rd Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda (the “New Managers”).

RECITALS:

(A)
This Agreement is supplemental to the Ship Technical Management Agreement entered into between the Managers and the Owners in respect of the M/V “TRADERSHIP”, registered in the name of the Owners under the Marshall Islands flag with IMO No.  9310135, dated 19 May 2021 as novated by the Novation Agreement entered into between the Managers, Traders Shipping Co. and the Owners, dated 16 February 2023  (the “Contract”).

(B)
The Managers, the Owners and the New Managers have agreed to enter into this Agreement so that the Managers be released and discharged from the Contract as from the date to be notified by the Owners to the Managers and New Managers in writing (the “Effective Date”) and so that the Owners release and discharge the Managers with respect to the Contract from the Effective Date upon the terms of the New Managers’ undertaking to perform in all respects the Contract and be bound by its terms in place of the Managers.

(C)	The Contract, annexed hereto, has not been amended, varied, cancelled, novated or terminated and represents the entire agreement between the Managers and the Owners.

OPERATIVE PROVISIONS:

1	Except as amended hereby, all definitions, terms and conditions of the Contract remain in full force and effect.

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2
As from the Effective Date and by mutual agreement between the parties and in consideration of the mutual undertakings and releases herein contained, the New Managers shall hereby substitute the Managers under the Contract and the New Managers shall as from the Effective Date assume all rights and obligations of the Managers arising out of or in connection with the Contract.  As from the Effective Date, the New Managers and the Owners undertake to perform the Contract and be bound by its terms in every way as if the New Managers had been a party to it in place of the Managers under the Contract which shall hereafter be construed and treated in all respects as if the New Managers had been originally named as a party therein.

3	Save as provided in Clause 5, the Managers and the Owners hereby mutually release each other from their obligations under the Contract as from the Effective Date.

4
The Owners hereby agree to continue to be bound by the Contract in all respects vis-à-vis the New Managers from the Effective Date and further agree to release and discharge the Managers from any further liability under the Contract that may arise out of or with respect to events occurred after the Effective Date and accept the liability of the New Managers under the Contract from the Effective Date.

5
Nothing in this Agreement shall affect or prejudice any liability, claim or demand whatsoever which either the Managers or the Owners may have against the other relating to matters arising out of or with respect to events occurred prior to the Effective Date.

6
The Owners shall procure in respect of the Owners’ Insurances that the New Managers are named as co-assureds for protection and indemnity risks (including pollution risks) and as named assureds on all other policies, with the benefit of full cover.

AMENDMENTS:

From the Effective Date, the following amendments are agreed to in the Contract:

(a)	all references made to the “Managers” in the Contract shall be deemed to mean the New Managers and not the Managers;

(b)	Box 3 of Part I of the Contract will be replaced as of the Effective Date with the following:

3.	Managers
	Name:	V.Ships Greece Ltd.
	Registered Address:	3rd Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda
	Country of Incorporation:	Bermuda

c/o Piliou 1 & Ermoupoleos, Piraeus 18541, Greece

Telephone Number: [ ] Fax Number: [ ] Contact Name: (Mr.) Konstantinos Kontes Position: Managing Director

Email address: [ ]

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c) Craig Brown’s email in Box 6 of Part I of the Contract will be replaced as of the Effective date with the following:

[                          ] with a copy to [                           ]

LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the same laws and subject to the same jurisdiction as that provided in Clause 20 of the Contract.

THIS AGREEMENT has been executed by the parties to this Agreement as a deed on the date specified at the beginning of this Agreement.

Executed as a deed
By	)	/s/ Glyn Thompson
for and on behalf of	)
V.Ships Limited	)

Executed as a deed
By Stavros Gyftakis	)	/s/ Stavros Gyftakis
for and on behalf of	)
Traders Maritime Co.	)

Executed as a deed
By	)	/s/ Konstantinos Kontes
for and on behalf of	)
V.Ships Greece Ltd.	)

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ANNEX

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